Exhibit 10.1

August 15, 2025

Baird Radford

Dear Baird,

On behalf of Randall Lipps, and Omnicell’s Board of Directors, Omnicell, Inc. (the “Company”) is pleased to offer you the role of Executive Vice President and Chief Financial Officer (CFO) reporting directly to Randall Lipps as our Chairman, President, CEO and Founder. Your target start date for employment is tentatively planned for August 25, 2025, which we will finalize by mutual agreement upon your acceptance of our offer.

Compensation & Annual Incentive Opportunity

Your annual salary will be $525,000 (less applicable taxes and other standard payroll deductions).

You will also be eligible to receive a discretionary bonus under Omnicell’s Executive Bonus Plan (amended and restated May 2025) (the “Bonus Plan”), where your Bonus Target will be 90% of your annual base salary (or $472,500 annually), where your actual payout “earned” will be between 0% to 200% of your Bonus Target annually, and will be determined based on your individual and company performance. For purposes of the 2025 performance year, any actual payout earned will be prorated, such proration determined by dividing the number of days you were employed by the Company during the performance year by the full number of days in the performance year. The bonus will be paid as soon as administratively practical, following Board approval in the first quarter following the close of the annual performance cycle.

One-Time Sign-on Award (LTI)

Upon joining Omnicell, you will be awarded a one-time, New Hire LTI Equity Award of $1,000,000 that will be delivered to you in the form of Omnicell Restricted Stock Units (or RSUs) that will be granted to you under the Company’s 2009 Equity Incentive Plan, as amended (the “Plan”) subject to approval by the Company’s Compensation Committee (the “Committee”). So long as you join Omnicell on or before MONTH XX, 2025, your New Hire LTI Equity Award will be granted to you on November 15, 2025 (the “Grant Date”), upon approval by the Committee at their next [regularly scheduled] meeting.

Omnicell Employment Offer for Baird Radford

Once granted, 25% of your RSUs will vest on November 15, 2026 (following the one-year anniversary of your Grant Date). The remaining 75% of your RSUs will vest in equal amounts over the subsequent 12 quarters (on each of November 15, February 15, May 15, and August 15 respectively) over the remaining 3 years.

Annual LTI Awards (50% Restricted Stock Units & 50% Performance Stock Units)

Also, so long as you join Omnicell on or before August 31, 2025, you will be eligible to participate in Omnicell’s discretionary Annual LTI Equity Award program in effect for 2026. Your target Annual LTI Equity Award in the amount of $2,300,000 for 2026 will be delivered to you in the form of: (a) 50% Omnicell Restricted Stock Units (or RSUs), and (b) 50% Omnicell Performance Stock Units (or PSUs), where each award will be granted to you under the Company’s 2009 Equity Incentive Plan, as amended (the “Plan”) subject to approval by the Committee. Your 2026 Annual LTI Equity Award(s) will be granted to you on such date as the Annual LTI Awards are granted to the Company’s other executive officers (the “Annual LTI Grant Date”), upon approval by the Committee during the Committee meeting scheduled in February 2026.

Regarding your 2026 Annual LTI Equity Award to be delivered in the form of RSUs, once granted, your award will vest in equal thirds, following the one-year anniversary of the Annual LTI Grant Date, over a subsequent three-year period.

Regarding your 2026 Annual LTI Equity Award to be delivered in the form of PSUs (your “Target PSU Award”) where you have an opportunity to “earn” between 0% to 200% of your Target PSU Award depending upon Omnicell’s results against the PSU performance metric (typically Omnicell’s Relative TSR percentile ranking performance vs. the S&P 1000 Healthcare Index measured over a three-year period, or such other indices and performance period) to be approved by the Committee. Once the 2026 PSU performance achieved is determined by the Committee, 100% of your PSUs “earned” will vest on your third anniversary vesting date (typically following the three-year anniversary of your Annual LTI Grant Date, as determined by the Committee).

Please note that any Omnicell LTI Equity Award and its associated vesting is subject to your continued employment with the Company, the terms and conditions of the Plan, your underlying grant notices and Omnicell’s standard form of RSU/PSU Award Agreement for similarly situated employees of Omnicell.

General & Executive Benefit Programs

We offer competitive medical, dental and vision plans as well as term life, long- and short-term disability insurance coverage, and 401(k) plan. Details about these benefit programs are provided in our Employee Handbook and Summary Plan Descriptions. Omnicell reserves the right to

Omnicell, Inc. – 4220 North Freeway, Fort Worth, TX 76137

Omnicell Employment Offer for Baird Radford

change, modify or discontinue our compensation and benefit programs from time to time at its discretion, with or without notice.

As an Executive Officer of the Company, you will also be eligible to participate in the following Executive Benefit Programs: (1) a comprehensive Annual Executive Financial Planning program provided through AYCO, (2) a comprehensive Annual Executive Physical Program to be provided through a Medical Network of your choice, where the cost incurred will be reimbursed up to $6,000 per year, and (3) reimbursement for your legal fees incurred from the preparation of your various wills, trust and estate documents to be reimbursed up to $6,000 once every three years.

You are also eligible to participate in Omnicell’s Executive Severance Plan (amended and restated May 2025) (the “Executive Severance Plan”) which provides certain benefits in the event of your involuntary termination without “Cause.” As an Executive Vice President , under the current plan you will be eligible to receive a one-time cash payment equal to 1.0 times your annual base salary in effect immediately prior to termination plus 1.0 times your target annual cash incentive bonus under the Bonus Plan in effect immediately prior to termination as your cash severance benefit, plus a COBRA premium subsidy for 12 months, a prorated payout of any bonus earned for the performance year in which your termination occurs, based on actual performance achieved by the Company only (and assumes that all individual annual executive goals assigned to you have been achieved), further subject to, and paid out in accordance with the terms, conditions, and requirements of the Bonus Plan (excluding the requirement that you be employed by the Company on the last day of the performance year), and executive level outplacement services to be provided for a period of one year, where such benefits are subject to the terms and conditions of the Executive Severance Plan. Furthermore, under the Executive Severance Plan you will also be eligible for change of control severance benefits as set forth in the Executive Severance Plan.

You are also eligible to receive Executive Officer Indemnity Protection under the terms of Omnicell’s Indemnity Agreement, which will be provided to you separately.

Employment Terms & Conditions

As an Executive Vice President you will be an “Exempt” employee eligible to take reasonable time off with pay under the Company’s flexible vacation policy. Generally, you will have no set guideline as to how much time off you will be permitted to take. However, with flexible vacation, there is no “unused” vacation time that will be carried over from one year to the next or be paid out upon termination.

Employment at Omnicell is at-will employment, which means it may be terminated by you or by Omnicell at any time without liability and is acknowledged by you upon signing this offer letter. In addition, Omnicell may transition your position, duties, compensation, benefits, and work

Omnicell, Inc. – 4220 North Freeway, Fort Worth, TX 76137

Omnicell Employment Offer for Baird Radford

location from time to time at its discretion depending upon the growth needs and strategic direction of the Company.

This offer is contingent upon the successful completion of the background check, Director and Officer Questionnaire acceptable to the Company and conflict and background checks of the independent registered public accounting firm of the Company acceptable to the Company, even where a start date of employment has been determined. Certain positions include a credit check as part of the background screening process. This offer also remains contingent upon the approval of the Company’s Compensation Committee. Please keep in mind the contingent nature of this offer when making any decisions regarding the timing of any notice of termination of any employment and/or other relationship, as applicable.

As a condition of employment and required by law, you must show proof of citizenship, permanent residency in the United States or authorization to work in the United States. To complete the federally required verification form (I-9), we ask that you be prepared to provide your original document(s) within your first three days of employment. If you are not office based, you will be contacted via email regarding completion of your I-9. Documents may include a US Passport, birth certificate, Social Security Card, driver’s license, or Alien Registration Receipt Card.

As an Omnicell employee, you will be expected to abide by company policies and procedures and acknowledge in writing that you have read and will comply with the company’s Employee Handbook. As a condition of employment, you must read, sign, and comply with the Employee Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of Company proprietary information.

In addition, as part of your duties for Omnicell, you may be assigned to work onsite with an Omnicell customer or otherwise to provide services to or interact with an Omnicell customer. Some of these customers have additional requirements that they impose upon individuals who work onsite at their facilities or who have access to patient health information, including, but not limited to, drug-testing, testing for various infectious diseases, attestation of various vaccinations and/or additional background/screening checks. If you are assigned to work with such a customer, you will be given notice of the customer’s additional requirements and will be expected to fulfill these requirements as a condition of your continuing employment with Omnicell.

If you have any questions, please call me. Please note the above offer is good for a period of five (5) business days from the date of issue.
*    *    *    *    *    *    *    *     *    *    *
Again, we are very pleased to confirm your offer of employment to join Omnicell. We look forward to working with you in this exciting stage of our company’s development. We believe you will make significant contributions to Omnicell’s future success.

Omnicell, Inc. – 4220 North Freeway, Fort Worth, TX 76137

Omnicell Employment Offer for Baird Radford

Sincerely,

/s/ Corey J. Manley
Corey J. Manley
EVP, Chief Legal and Administrative Officer
Omnicell, Inc.

Omnicell, Inc. – 4220 North Freeway, Fort Worth, TX 76137

Omnicell Employment Offer for Baird Radford

To indicate your acceptance of the company’s offer, please e-sign and date this letter. You may keep the original copy of this letter. This letter, along with the Employee Proprietary Information and Inventions Agreement, Policy Against Trading on the Basis of Inside Information and the Code of Ethics between you and the Company, Omnicell, set forth the terms of your employment with Omnicell and supersede any prior representations or agreements, whether written or oral. The documents listed above will be sent electronically through our onboarding system for your review. Should you want hard copies prior to signing your offer letter please let us know. This letter may not be modified or amended except by a written agreement, signed by Omnicell and by you. The above offer is good for a period of five (5) business days from the date of issue.

I have read understood and agree to the terms and conditions of Omnicell’s employment offer:

/s/ H. Baird Radford, III                    8/16/25
Baird Radford
Date:

Omnicell, Inc. – 4220 North Freeway, Fort Worth, TX 76137